EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use of our report dated April 2, 2008, with respect to the consolidated balance sheet of Trinity Biotech plc and subsidiaries as of December 31, 2007 and the related consolidated statements of operations, recognised income and expense, and cash flows for each of the years in the two-year period ended December 31, 2007, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.
/s/ KPMG
Dublin, Ireland
September 21, 2009